EXHIBIT 5.1

[Letterhead of Shearman & Sterling LLP New York Office]

February 18, 2015

JetBlue Airways Corporation
27-01 Queens Plaza North
Long Island City, New York 11101

JetBlue Airways Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to JetBlue Airways Corporation, a Delaware corporation (the “Registrant”), in connection with the shelf registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the offering by selling stockholders on a delayed basis from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of 46,693,227 shares of the Registrant’s common stock, par value $0.01 per share (the “Securities”), which are owned by Lufthansa Malta Blues LP (the “Lufthansa Sub”) and transferable by Lufthansa Sub upon exchange of its 0.75% Exchangeable Notes due 2017 by the holders thereof.

The Registration Statement includes a prospectus relating to the Securities (the “Securities Prospectus”).  As counsel to the Registrant, we have reviewed the originals, or copies identified to our satisfaction, of the Registration Statement, the Securities Prospectus, the certificate of incorporation and bylaws of the Registrant, as amended, and such corporate records of the Registrant, certificates of public officials, officers of the Registrant and other persons, and other documents, agreements and instruments, as we have deemed necessary as a basis for the opinions expressed below.  In our review, we have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to us and the conformity to authentic originals of any documents submitted to us as copies.  We have further assumed, as to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Registrant.

Our opinion set forth below is limited to the law of the State of New York and the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

Based upon the foregoing, and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Securities are duly authorized, validly issued, fully paid and non-assessable.

The opinion set forth above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Securities Prospectus under the caption “Legal Matters”.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

MB/MJ/YK/AU
LLJ